    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 2000

                                                     REGISTRATION NO. 333-45226
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           VERMONT PURE HOLDINGS, LTD
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             2873                            03-0366218
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
        OF INCORPORATION)             CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ------------------------

                              ROUTE 66, P.O. BOX C
                           CATAMOUNT INDUSTRIAL PARK
                            RANDOLPH, VERMONT 05060
                                 (802) 728-3600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               TIMOTHY G. FALLON
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           VERMONT PURE HOLDINGS, LTD
                              ROUTE 66, P.O. BOX C
                           CATAMOUNT INDUSTRIAL PARK
                            RANDOLPH, VERMONT 05060
                                 (802) 728-3600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                              DEAN F. HANLEY, ESQ.
                            FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                          BOSTON, MASSACHUSETTS 02109
                                 (617) 832-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [x] Registration No. 333-46226

================================================================================

                                EXPLANATORY NOTE

     The Registrant hereby amends its Registration Statement on Form S-4 (File No. 333-45226), filed on September 6, 2000 and effective on September 8, 2000 (the "Form S-4"), by filing this Post-Effective Amendment No. 1 to Form S-4 to replace Exhibit 8.1 (Tax Opinion of Foley, Hoag & Eliot LLP).

     The contents of the Form S-4 are incorporated by reference into this Post-Effective Amendment No. 1.

     This Post-Effective Amendment No. 1 shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

Item 21.  Exhibits

EXHIBIT
NUMBER       DESCRIPTION OF DOCUMENT
-------      -----------------------

8.1          Tax Opinion of Foley, Hoag & Eliot LLP

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Randolph, state of Vermont, on October 19, 2000.


                                       VERMONT PURE HOLDINGS, LTD.

                                       /s/ Timothy G. Fallon
                                       -----------------------------------------
                                       TIMOTHY G. FALLON
                                       CHIEF EXECUTIVE OFFICER AND
                                       CHAIRMAN OF THE BOARD OF DIRECTORS

Dated: October 19, 2000


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy G. Fallon, Peter K. Baker, Bruce S. MacDonald and David Jurasek, or either one of them, and any agent for service named in this Post-Effective Amendment No. 1 to the Registration Statement and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and any and all post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                Title                           Date

/s/ Timothy G. Fallon
------------------------   Chief Executive Officer            October 19, 2000
TIMOTHY G. FALLON          and Chairman of the
                           Board of Directors
/s/ Henry E. Baker
------------------------   Chairman Emeritus and Director     October 19, 2000
HENRY E. BAKER

/s/ Bruce S. MacDonald
------------------------   Chief Financial Officer and        October 19, 2000
BRUCE S. MACDONALD         Treasurer (Principal Financial
                           Officer and Principal Accounting
                           Officer)
/s/ Peter K. Baker
------------------------   President and Director             October 19, 2000
PETER K. BAKER

/s/ John B. Baker
------------------------   Executive Vice President           October 19, 2000
JOHN B. BAKER


------------------------   Director                           October __, 2000
PHILIP DAVIDOWITZ


------------------------   Director                           October __, 2000
ROBERT C. GETCHELL

/s/ David R. Preston
------------------------   Director                           October 19, 2000
DAVID R. PRESTON

/s/ Ross R. Rapaport
------------------------   Director                           October 19, 2000
ROSS R. RAPAPORT

/s/ Norman Rickard
------------------------   Director                           October 19, 2000
NORMAN RICKARD


------------------------   Director                           October __, 2000
BEAT SCHLAGENHAUF

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